Exhibit 10.81

AMENDMENT NO. 1 TO AGREEMENT OF LEASE

THIS AMENDMENT (this “Amendment”) is made and entered into effective as of December 31, 2003 (regardless of the date on which this document is executed by the parties) by and between MYRTLE AVENUE FAMILY CENTER, INC., a New York corporation (hereinafter referred to as the “Owner”), and CORRECTIONAL SERVICES CORPORATION, a Delaware corporation (hereinafter referred to as the “Tenant”), for the purposes of amending that certain Agreement of Lease, dated as of January 1, 1994, by and between the Owner and the Tenant for the premises known generally as 988 Myrtle Avenue, Brooklyn, New York (the “Lease Agreement”).

Witnesseth:

WHEREAS, the original term of the Lease Agreement commenced on January 1, 1994 and expired on January 1, 1999, and Tenant exercised its first renewal option pursuant to Section 41(a) of the Lease Agreement to extend the term of the Lease Agreement from January 1, 1999 through January 1, 2004; and

WHEREAS, Section 41 of the Lease Agreement provides the Tenant with additional options to further extend the term of the Lease Agreement through and including January 1, 2014, subject to the terms and conditions set forth in the Lease Agreement, including a second renewal option to extend the term of the Lease Agreement through and including January 1, 2009; and

WHEREAS, the principal purpose of the Lease Agreement is to provide Tenant with a site from which to operate a community correctional center for the Federal Bureau of Prisons (the “BOP”), which the Tenant has operated at the leased premises since the commencement of the Lease Agreement; and

WHEREAS, the BOP is currently evaluating Tenant’s bid for a new contract to operate a community correctional center at the leased premises and has not yet awarded a new contract to the Tenant; and

WHEREAS, Owner is unwilling to extend the current term of the Lease Agreement until such time as the BOP notifies the Tenant whether it will award to Tenant a new contract for the operation of a community correctional center at the leased premises; and

WHEREAS, under the existing terms of the Lease Agreement, in order to secure rights to the leased premises beyond January 1, 2004, Tenant must exercise its second renewal option to extend the term of the Lease Agreement through and including January 1, 2009 and would thereby be committed to the Owner with respect to the Lease Agreement through and including such date; and

WHEREAS, Owner and Tenant recognize that it is possible that the BOP will not award a new contract to Tenant to operate a community correctional center at the leased premises, and therefore, Tenant would have no business reason to maintain a leasehold interest in the leased premises;

NOW, THEREFORE, in light of the foregoing, Owner and Tenant have determined that it would be in their mutual best interests to amend the terms of the Lease Agreement, and, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, the Owner and the Tenant hereby agree as follows:

1.         Extension of the Term of the Lease Agreement.  Owner and Tenant hereby agree that the term of the Lease Agreement shall be, and is hereby, extended from January 1, 2004 through and including January 1, 2009 (the “Second Extended Term”), subject to the terms and conditions set forth herein and, to the extent not superceded or modified herein, to the terms and conditions of the Lease Agreement.

2.           Rent.  Notwithstanding the provisions of Section 41 of the Lease Agreement that set forth the amount of the monthly Basic Rent payments required to be made by Tenant to the Owner during the “Second Extended Term” and the “Third Extended Term” (as those terms are defined in Section 41 of the Lease Agreement), in consideration of Owner’s agreements herein, the following provisions shall apply:

(a)	during the Second Extended Term, which shall commence on January 1, 2004 and expire on the Second Renewal Expiration Date of January 1, 2009, Tenant shall make monthly Basic Rent payments to the Owner in the amount of $65,000;

(b)	during the Third Extended Term, if any, which shall commence on January 1, 2009 and expire on the Third Renewal Expiration Date of January 1, 2014 if Tenant shall elect to further extend the term of the Lease Agreement, Tenant shall make monthly Basic Rent payments to the Owner in the amount of $71,500; and

(c)	during the Fourth Extended Term, if any, which shall commence on January 1, 2014 expire on the Fourth Renewal Expiration Date of January 1, 2019 if Tenant shall elect to further extend the term of the Lease Agreement, Tenant shall make monthly Basic Rent payments to the Owner in the amount of $78,650.
3.	Right of Tenant to Terminate Lease.

In consideration of Tenant’s agreement to increase the amount of Basic Rent payable during the Second Extension Term and the Third Extension Term, Owner hereby agrees that, notwithstanding the extension of the term of the Lease Agreement through and including January 1, 2009, or any subsequent exercise by Tenant of its rights to further extend the term of the Lease Agreement, Tenant shall, at all times, have the right to terminate the Lease Agreement, for any reason, by delivering to Owner written notice of its election to terminate the Lease Agreement at least 365 days prior to the date on which Tenant desires to terminate the Lease Agreement;

provided however, that if the Tenant elects to terminate the Lease Agreement at any time otherwise than at the scheduled expiration of an extension of the term of the Lease, Tenant shall pay to the Owner as a cancellation and termination fee an amount equal to 12 months of Basic Rent payments, such fee to be calculated based upon the amount of monthly Basic Rent payments that would be in effect as of the date of the termination of the Lease Agreement and to be paid by Tenant to Owner in 12 monthly installments together with its payment of monthly Basic Rent during the remainder of the term of the Lease Agreement;

provided further, that Tenant may elect to terminate and cancel the Lease Agreement at any time, without any obligation to pay such cancellation and termination fee to the Owner, if (a) the BOP shall terminate its contract with Tenant, or (b) Tenant also has given notice to the BOP that it desires to withdraw from its contract with the BOP for the operation of community correction center at the leased premises and within the Borough of Brooklyn and/or desire to discontinue its contract with the BOP for the operation of community correction center at the leased premises and within the Borough of Brooklyn as of the end of its then-current term;

provided further, that the foregoing shall not be interpreted to permit Tenant to terminate the Lease Agreement without payment of the early cancellation and termination fee so that Tenant may relocate its program to another location within the BOP’s Southern District.

If Tenant elects to terminate and cancel the Lease Agreement and is not then required to pay the cancellation and termination fee to Owner under the foregoing provisions, Tenant shall nevertheless become obligated for the payment of the cancellation and termination fee if Tenant shall thereafter enter into new contract or agreement to operate a non-secure residential facility anywhere within the BOP’s Southern District at any time within 2 years following the effective date of the termination of Tenant’s contract with the BOP. The foregoing provision shall survive the termination of the Lease Agreement.

In all events set forth above, Tenant must give at least 365 days prior notice of its election to terminate this Lease.

4.              Additional Extension Right.  Section 41 of the Lease Agreement shall be, and is hereby, amended by adding thereto a new sub-Section 41(d), which shall read as follows:

“(d) The Tenant may extend the term (the “Fourth Extended Term”) for an additional five years, commencing on January 1, 2014 and expiring on January 1, 2019 (the “Fourth Renewal Expiration Date”), upon delivery of written notice of its election to do so given to the Owner at least six months prior to the Third Renewal Expiration Date. The Fourth Extended Term shall be on all of the terms and conditions of this lease applicable at the Third Renewal Expiration Date, except that Tenant will make Basic Rent monthly payments during the Fourth Extended Term of $78,650.”

5.	No Effect on Other Provisions of the Lease Agreement.

This Amendment, if and when executed, shall become a substantive part of the Lease Agreement. Except to the extent expressly provided for herein, nothing contained in this Amendment is intended to amend or modify any of the other terms, conditions or provisions of the Lease Agreement, all of which shall remain in full force and effect, and are hereby ratified and confirmed by the Owner and the Tenant.

6.	Counterparts.

This Amendment may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original document, but all of which counterparts shall together constitute one and the same instrument.

7.	Entire Agreement.

The terms of this Amendment constitute the entire agreement and understanding of the parties hereto with respect to the matters herein set forth, and all prior negotiations, writings and understandings relating to the subject matter of this Amendment are merged herein and are superseded and canceled by this Amendment.

8.	Interpretation.

The headings of the paragraphs of this Amendment have been inserted for convenience of reference only and shall not be considered in interpreting this Amendment. With respect to each and every term and provision in this Amendment, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or provision, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Amendment.

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   IN WITNESS WHEREOF, the parties have executed this Amendment intending it to become effective between them as of the date set forth above.

ATTEST:	MYRTLE AVENUE FAMILY CENTER, INC.

/s/	By: /s/

CORRECTIONAL SERVICES CORPORATION

/s/	By: /s/ Bernard A. Wagner
Bernard A. Wagner Senior Vice President and Chief Financial Officer